EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Radian Group Inc. on Form S-4 of our reports dated February 28, 2003, appearing in and incorporated by reference in the Annual Report on Form 10-K of Radian Group Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Registration Statement.

/s/    Deloitte & Touche LLP

Philadelphia, PA

June 10, 2003